The Hartford Income Shares Fund, Inc.

Sub-Item 77C - Submission of Matters to a Vote of Security Holders

Shareholders of The Hartford Income Shares Fund, Inc. (the "Company") addressed and approved the following proposals at an annual meeting held on December 16, 2003.

1.	To elect the following eight nominees:


				For			Withhold

Lynn S. Birdsong		7,745,732		424,728

Winifred E. Coleman	7,699,460		471,000

Robert M. Gavin, Jr. 	7,718,869		451,590

Duane E. Hill		7,712,815		457,644

Phillip O. Peterson	7,736,412		434,047

Millard H. Pryor, Jr.	7,711,416		459,043

Thomas M. Marra		7,741,627		428,832

Lowndes A. Smith		7,747,319		423,141


2. To ratify the selection by the Board of Directors of the Company of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending January 31, 2004.

For		Against		Abstain

7,658,095	266,216		246,148

3.	To revise the fundamental policy regarding:

		FOR		AGAINST	ABSTAIN	BROKER
								NON-VOTE

the issuing of senior securities.
		6,026,668	755,681	480,573	907,537

the borrowing of money.
		5,914,156	883,014	465,753	907,537

the pledging, mortgaging or hypothecating of the Company's
assets and to make the policy non-fundamental.
		5,863,072	902,354	497,496	907,537

underwriting securities.
		6,078,324	724,232	460,367	907,537




		FOR		AGAINST	ABSTAIN	BROKER
								NON-VOTE

investments in real estate and interests therein.
		6,108,510	724,315	430,097	907,537

purchases and sales of commodities and commodities contracts.
		5,870,071	930,626	462,226	907,537

diversification of investments.
		6,227,346	624,581	410,996	907,537

making the restricted securities policy non-fundamental.
		5,924,148	827,318	511,456	907,537

investment concentrations within a particular industry.
		6,004,662	792,308	465,953	907,537

eliminating the fundamental policy regarding securities of
or guaranteed by the Canadian government.
		6,016,893	782,674	463,355	907,537

eliminating the fundamental policy regarding purchasing or
retaining securities beneficially owned by the Company's
officers or directors.
		5,775,844	1,005,950	481,129	907,537

eliminating the fundamental policy regarding securities
trading accounts.
		5,885,088	878,509	499,326	907,537

eliminating the fundamental policy regarding investments
in puts, calls or combinations thereof.
		5,792,012	994,309	476,601	907,537

the making of loans.
		5,815,947	970,007	476,969	907,537

the purchasing of securities on margin and to make the policy non-fundamental.
		5,764,498	1,054,083	444,341	907,537

short sales and to make the policy non-fundamental.
		5,776,555	1,027,649	458,718	907,537

interest rate futures contracts and to make the policy
non-fundamental.
		5,881,510	924,501	456,912	907,537